SELECTA BIOSCIENCES, INC.
CONSULTING AGREEMENT
(Werner Cautreels)
This Consulting Agreement (this “Agreement”), dated as of December 1, 2018 (the “Effective Date”), is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and Werner Cautreels, Ph.D. (the “Consultant”).
WHEREAS, immediately prior to the Effective Date, the Consultant was an employee of the Company and a party to certain agreements with the Company including: (i) an Employment Agreement dated as of June 6, 2016 (the “Employment Agreement”); and (ii) an Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement dated as of June 4, 2016 (the “Restrictive Covenant Agreement”);
WHEREAS, the Company desires to engage the Consultant to perform consulting services on behalf of the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein the parties hereby agree as follows:
1.     Consulting Services.
(a)    The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined in Section 13(j)) as the Company may request and as set forth in Schedule A (the “Consulting Services”).
(b)    The Consultant agrees to make himself available to render the Consulting Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in Schedule A, the Consultant may deliver the Consulting Services over the telephone, in person or by written correspondence.
(c)     The Consultant agrees to devote his best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant’s access to and use of the Company’s property, information, equipment and facilities.
2.     Compensation. The Consultant shall be eligible for such compensation as provided in Schedule A. The Company will reimburse the Consultant for such reasonable business expenses as are incurred by the Consultant in the performance of Consulting Services for the Company and pre-approved in writing by the Company.
3.     Independent Contractor.
(a)    In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. If the Consultant is reclassified by a state or federal agency or court as an employee, the Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification the Consultant would otherwise be eligible for such benefits. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable and agrees to indemnify and hold the

Company harmless from all liability with respect to any such taxes. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.
(b)    Notwithstanding Section 3(a), the parties agree that the Consultant’s right to severance payments and benefits pursuant to Section 4(b) of the Employment Agreement shall not be affected by the Consultant entering into or performing his obligations under this Agreement. For the avoidance of doubt, for purposes of calculating such payments and benefits, the Consultant’s Annual Base Salary and Annual Bonus (as such terms are defined in the Employment Agreement) will be determined as of the date of termination of the Consultant’s employment with the Company on November 30, 2018. It is the intention of the parties that the Consultant has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, effective November 30, 2018.
4.    Term. The term of this Agreement will begin on the Effective Date and will end on November 30, 2019 or upon earlier termination as provided below (the “Term”). Either party may terminate this Agreement at any time by written notice upon a material breach of the Agreement by the other party. The Company may terminate this Agreement for any or no reason upon written notice to the Consultant.
5.      Exceptions to this Agreement.
(a)    Certain Other Contracts. The Company acknowledges that the Consultant is now or may become a party to agreements with third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that he is required to keep secret pursuant to a confidentiality agreement with a third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give any third party rights to any intellectual property created in connection with such services.
(b)    Prior Inventions. The Consultant has informed the Company, in writing, of any and all inventions which he claims as his own or otherwise intends to exclude from this Agreement because it was developed by him prior to the date of this Agreement. The Consultant acknowledges that after execution of this Agreement he shall have no right to exclude any Company Inventions (as defined in Section 7(a)) from this Agreement.
6.    Confidential Information. While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:
(a)     any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and
(b)     the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.
Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.
The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.
The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.
The parties agree that the Consultant’s duties with respect to: (i) Confidential Information (as defined in the Restrictive Covenant Agreement) that was received by the Consultant during the term of his employment shall be as set forth in Section 2 of the Restrictive Covenant Agreement; and (ii) Confidential Information (as defined herein) that was received by the Consultant on or after the Effective Date shall be as set forth in this Section 6.
7.    Company Inventions.
(a)    Inventions Made On or After the Effective Date. The Consultant agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant during the Term of this Agreement, either alone or with others, and in any way related to or arising out of: (i) the Field of Interest; (ii) the Consulting Services; or (iii) Confidential Information of the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively, “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. The Consultant agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign, to the Company any and all copyrights, patents and other proprietary rights he may have in any such Company Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.
(b)    Inventions Made Prior to the Effective Date. The parties agree that the Consultant’s duties with respect to inventions made during the term of his employment shall be as set forth in Sections 3, 4 and 5 of the Restrictive Covenant Agreement.
8.    Consultant’s Obligation to Keep Records. Consultant shall make and maintain adequate and current written records of all Company Inventions, and shall disclose all Company Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.
9.    Consultant’s Obligation to Cooperate. The Consultant will, at any time during or after the Term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this

Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 7, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons (as defined in Section 13(j)) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out‑of‑pocket expenses of the Consultant’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.
10.    Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement (the “Restricted Period”), the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market.
11.    Nonsolicitation. During the Restricted Period, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the Term) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.
12. Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under his control. The Consultant further agrees that upon termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Company Inventions.
13.    Miscellaneous.
(a)     Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof (i.e., the Consultant’s relationship with Company as a consultant) and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. For the avoidance of doubt, this Agreement does not amend or supersede the Employment Agreement (including the severance benefits payable thereunder), the Restrictive Covenant Agreement or any separation and release agreement between the Company and the Consultant regarding the Consultant’s termination of employment from the Company.
(b)    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c)    Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.
(d)    No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
(e)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.
(f)    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:
To the Company:
Selecta Biosciences, Inc.
480 Arsenal Way
Watertown, MA 02472
Attention: Vice President, Human Resources

To the Consultant: at the last address that the Company has in its personnel records for the Consultant

(g)     Remedies. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.
(h)    Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 9 and 12 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.
(i)    Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.
(j)    Certain Definitions.
“Field of Interest” shall mean immunomodulatory nanoparticles and any other projects related to the Company’s proprietary technology currently in development or initiated during the Term.
“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.
(k)    Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.
(l)    Whistleblower Protections; Trade Secrets. Nothing in this or any prior agreement between the Consultant and the Company (collectively, the “Subject Documents”) prevents the Consultant from reporting possible violations of law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) the Consultant shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to the Consultant’s attorney, and may use the trade secret information in the court proceeding, if the Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as an agreement under seal as of the date first written above.

SELECTA BIOSCIENCES, INC.

By:	/s/ Patrick Zenner
Name:	Patrick Zenner
Title:	Director

CONSULTANT: December 1, 2018

/s/ Werner Cautreels, Ph.D.
Werner Cautreels, Ph.D.

Schedule A

1.    Description of Consulting Services.
(a)    Duties. The Consultant shall provide such consulting services relating to the Field of Interest and the transition of the Consultant’s prior responsibilities as an executive of the Company as the Company reasonably requests in connection with the operation of the Company’s business. The Consultant shall report to the Company’s Chief Executive Officer (“CEO”).
(b)    Time Commitment. From time to time, the CEO may provide the Consultant with a good faith estimate of the Company’s need for Consulting Services. Upon receipt of such estimate, the Consultant shall promptly advise the CEO if the estimated demand is acceptable or if it needs to be modified. Notwithstanding the foregoing, the Company and the Consultant acknowledge and agree that the Consultant will provide the Consulting Services for no more than 10 hours per month during the Term.
2.    Compensation.
The Company and the Consultant agree that the Consultant’s service under this Agreement constitutes continuous service to the Company for purposes of any equity or equity-based compensation awards of the Company held by the Consultant and such awards will continue to vest and, if applicable, become exercisable in accordance with their terms as a result of the Consultant providing the Consulting Services during the Term. Notwithstanding anything to the contrary in the Company’s 2008 Stock Incentive Plan, 2016 Incentive Award Plan or any of the Consultant’s award agreements thereunder, the Consultant’s options to purchase shares of the common stock of the Company that are outstanding, vested and exercisable as of the expiration of the Term will remain outstanding and exercisable until the date that is 180 days following the expiration of the Term; provided that, (a) in no event will any option be exercisable after the final expiration date of the option set forth in the applicable option award agreement and (b) each option will remain subject to earlier termination in connection with a corporate transaction or event in accordance with the documents governing the option. Except as otherwise provided on this Schedule A, the Consultant will not receive compensation for performing the Consulting Services under this Agreement.